Exhibit 10.39

2011 STOCK INCENTIVE PLAN OF

HONEYWELL INTERNATIONAL INC. AND ITS AFFILIATES

STOCK OPTION AWARD AGREEMENT – FORM 2

This STOCK OPTION AWARD AGREEMENT made in Morris Township, New Jersey, as of [DATE] (the “Grant Date”), between Honeywell International Inc. (the “Company”) and [EMPLOYEE NAME] (the “Employee”).

1.	Definitions. For purposes of this Agreement, the following definitions apply:

a.	“Actual Award” means the product of (i) the Plan Payout Percentage (as determined under Section 4), and (ii) your Target Award.

b.	“Compensation Peer Group” means [INSERT COMPANY NAMES]. If there is any change in the corporate capitalization of a company in the Compensation Peer Group during a Measurement Period (such as a stock split, corporate transaction or any partial or complete liquidation), the Committee, in its sole discretion, may take such change into account in determining the Total Shareholder Return of that company. If any company included in the Compensation Peer Group ceases to exist or to be publicly traded during the Measurement Period, or undergoes any other similar change, the Committee shall determine the consequences of such event for purposes of this Agreement, including without limitation, the replacement of such company in the Compensation Peer Group.

c.	“Measurement Period” means [DESCRIBE MEASUREMENT PERIOD].

d.	“Performance Cycle” means the period commencing [DATE] and ending [DATE].

e.	“Target Award” means the number of stock options awarded to you for the Performance Cycle under Section 2 of this Agreement.

f.	“Total Shareholder Return” means the ratio of (A) a company’s share price as of the last trading day of a Measurement Period (determined using the average closing share price over the 30 preceding trading days) plus earned dividends per share during the Measurement Period, over (B) the company’s share price as of the first trading day of a Measurement Period (determined using the average closing share price over the 30 preceding trading days). Dividends are assumed earned and reinvested on the ex-dividend date.

g.	[INSERT ADDITIONAL BUSINESS-RELATED DEFINITIONS AS APPLICABLE]

Exhibit 10.39

2.	Grant of Options. The Company has granted you an Option to purchase [NUMBER] Shares of Common Stock, subject to the provisions of this Agreement and the 2011 Stock Incentive Plan for Employees of Honeywell International Inc. and its Affiliates (the “Plan”). This Option is a nonqualified Option.

3.	Actual Award. Notwithstanding Section 2 above, you shall have the Option to purchase the number of Shares determined by the Actual Award.

4.	Performance Measures. For the Measurement Period, the Company’s Total Shareholder Return will be compared to the Total Shareholder Return of each company in the Compensation Peer Group, and the Total Shareholder Return of the Compensation Peer Group and the Company shall be ranked. [DESCRIBE OTHER BUSINESS-RELATED PERFORMANCE MEASURES, AS APPLICABLE]

The Plan Payout Percentage shall be determined based on the following for the Performance Cycle: [DESCRIBE HOW PLAN PAYOUT PERCENTAGE IS DETERMINED].

5.	Exercise Price. The purchase price of the Shares covered by the Option will be $[DOLLAR AMOUNT] per Share.

6.	Vesting. Subject to Section 7, 8, 9, 10, 12, 17 and/or 18, you shall receive an Option to purchase the number of Shares determined by the Actual Award on the later of [DESCRIBE VESTING DATE(S)], and you shall have until [DATE] to exercise the Option.

7.	Death or Disability. [INCLUDE AS APPLICABLE: If your Termination of Employment occurs because of your death or you incur a Disability before the last day of the Performance Cycle, you or your estate will receive an Option to purchase the number of Shares determined by the Target Award as your Actual Award for the Performance Cycle. If your Termination of Employment occurs because of your death or you incur a Disability after the last day of the Performance Cycle but before the entire Actual Award is fully vested, you or your estate will receive an Option to purchase the number of Shares determined by the unvested Actual Award. Subject to Section 17 and/or 18, regardless of when your death or Disability occurs, you or your executor, as the case may be, shall have until [DATE] to exercise the Option.

OR

Subject to Section 17 and/or 18, if your Termination of Employment occurs because of your death or you incur a Disability before the last day of the Performance Cycle, the Performance Cycle shall continue and on [DATE] or the date the Performance Measures are approved as required by the terms of the Plan, you or your estate shall receive an Option to purchase the number of Shares determined by the Actual Award. Subject to Section 17 and/or 18, regardless of when your death or Disability occurs, you or your executor, as the case may be, shall have until [DATE] to exercise the Option.]

8.	Involuntary Termination Not for Cause. [INCLUDE AS APPLICABLE: Subject to Section 17 and/or 18, if your Termination of Employment occurs due to an involuntary

Exhibit 10.39

termination by the Company not for Cause before the last day of the Performance Cycle, the Performance Cycle shall continue and on the later of [DATE] or the date the Performance Measures are approved as required by the terms of the Plan, you shall receive an Option to purchase the number of Shares determined by the Actual Award. Subject to Section 17 and/or 18, regardless of when your Termination of Employment occurs, you shall have until [DATE] to exercise the Option.

OR

Subject to Section 17 and/or 18, if your Termination of Employment occurs solely due to an involuntary termination by the Company not for Cause before the last day of the Performance Cycle, you will receive an Option to purchase the number of Shares determined by a pro-rata payment of your Target Award equal to the product of (a) times (b), minus (c), where (a) equals the total number of Shares set forth in Section 2 above, (b) equals the ratio of your complete years of service as an employee of the Company or its Affiliates between the Award Date and your Termination of Employment, and the number of complete years of service required under this Agreement to be fully vested in all Shares covered by the Option, and (c) equals the number of Shares that vested before your Termination of Employment. Subject to Section 17 and/or 18, regardless of when your Termination of Employment occurs, you shall have until [DATE] to exercise the Option.

OR

Subject to Section 17 and/or 18, if your Termination of Employment occurs solely due to an involuntary termination by the Company not for Cause before the last day of the Performance Cycle, you will receive an Option to purchase the number of Shares determined by [INSERT VESTING PROVISIONS ON TERMINATION NOT FOR CAUSE]. Subject to Section 17 and/or 18, regardless of when your Termination of Employment occurs, you shall have until [DATE] to exercise the Option.]

9.	Full Retirement. [INCLUDE VESTING AND EXERCISE PROVISIONS IF TERMINATION OF EMPLOYMENT OCCURS SOLELY DUE TO FULL RETIREMENT, AS APPLICABLE].

10.	Voluntary Termination of Employment, Termination of Employment for Cause. If your Termination of Employment occurs due to a voluntary termination for any reason [OTHER THAN FULL RETIREMENT] or an involuntary termination by the Company for Cause before the last day of the Performance Cycle, the Option shall be forfeited in full as of your Termination of Employment. If your Termination of Employment occurs due to an involuntary termination by the Company for Cause after vesting occurs, any unexercised Shares shall be immediately cancelled.

11.	Term of Option. The Option must be exercised prior to the close of the New York Stock Exchange (“NYSE”) on [EXPIRATION DATE], subject to earlier termination or cancellation as provided in this Agreement. If the NYSE is not open for business on [EXPIRATION DATE], the Option will expire at the close of the NYSE on the business day immediately preceding [EXPIRATION DATE].

Exhibit 10.39

12.	Change in Control. If you incur an involuntary Termination of Employment not for Cause (as defined in Section 2.7 of the Plan) or a voluntary Termination of Employment for Good Reason (as defined in Section 5.4(d) of the Plan) on or before the second anniversary of the date of a Change in Control, and if the Performance Cycle has not ended when your Termination of Employment occurs, the Option will vest in the amount of the Target Award as of your Termination of Employment. If the vested Option is adjusted or exchanged pursuant to Section 5.3(c), 5.3(d)(ii), 5.3(e) or 5.3(f) of the Plan in connection with a Change in Control, subject to Section 17 and/or 18, you shall have until [DATE] to exercise the Option.

13.	Payment of Exercise Price. You may pay the Exercise Price by cash, certified check, bank draft, wire transfer, postal or express money order, or any other alternative method specified in the Plan and expressly approved by the Committee. Notwithstanding the foregoing, you may not tender any form of payment that the Committee determines, in its sole and absolute discretion, could violate any law or regulation.

14.	Exercise of Option. Subject to the terms and conditions of this Agreement, the Option may be exercised by contacting the Honeywell Stock Option Service Center, managed by Morgan Stanley by telephone at 1-888-723-3391 or 1-801-617-7414, or on the internet at www.benefitaccess.com. If the Option is exercised after your death, the Company will deliver Shares only after the Committee has determined that the person exercising the Option is the duly appointed executor or administrator of your estate or the person to whom the Option has been transferred by your will or by the applicable laws of descent and distribution.

15.	Withholdings. The Company or your local employer shall have the power and the right to deduct or withhold, or require you to remit to the Company or your local employer, an amount sufficient to satisfy taxes imposed under the laws of any country, state, province, city or other jurisdiction, including but not limited to income taxes, capital gain taxes, transfer taxes, and social security contributions, and National Insurance Contributions, that are required by law to be withheld with respect to the grant of the Option, any exercise of the your rights under this Agreement, the sale of Shares acquired from the exercise of the Option, and/or payment of dividends on Shares acquired pursuant to the Option.

16.	Transfer of Option. You may not transfer the Option or any interest in the Option except by will or the laws of descent and distribution or except as permitted by the Committee and as specified in the Plan.

17.	Requirements for and Forfeiture of Award.

a.	General. The Award is expressly contingent upon you complying with the terms, conditions and definitions contained in this Section 17 and in any other agreement that governs your noncompetition with Honeywell, your nonsolicitation of Honeywell’s employees, customers, suppliers, business partners and vendors, and/or your conduct with respect to Honeywell’s trade secrets and proprietary and confidential information. For purposes of this Section 17, the term “Honeywell” is defined as Honeywell International Inc. (a Delaware corporation having a place of

Exhibit 10.39

business at Columbia Road and Park Avenue, Morris Township, Morris County, New Jersey), its predecessors, designees and successors, as well as its past, present and future operating companies, divisions, subsidiaries, affiliates and other business units, including businesses acquired by purchase of assets, stock, merger or otherwise.

b.	Remedies.

1.	You expressly agree and acknowledge that the forfeiture provisions of subsection 17.b.2. of this Agreement shall apply if, from the Award Date until the date that is twenty-four (24) months after your Termination of Employment for any reason, you (i) enter into an employment, consultation or similar agreement or arrangement (including any arrangement for service as an agent, partner, stockholder, consultant, officer or director) with any entity or person engaged in a business in which Honeywell is engaged if the business is competitive (in the sole judgment of the Committee) with Honeywell and the Committee has not approved the agreement or arrangement in writing, or (ii) make any statement, publicly or privately (other than to your spouse and legal advisors), which would be disparaging (as defined below) to Honeywell or its businesses, products, strategies, prospects, condition, or reputation or that of its directors, employees, officers or members; provided, however, that nothing shall preclude you from making any statement in good faith which is required by any applicable law or regulation or the order of a court or other governmental body, or (iii) write or contribute to a book, article or other media publication, whether in written or electronic format, that is in any way descriptive of Honeywell or your career with Honeywell without first submitting a draft thereof, at least thirty (30) days in advance, to the Honeywell International Inc. Senior Vice President and General Counsel, whose judgment about whether such book, article or other media publication is disparaging shall be determinative; or such a book, article or other media publication is published after a determination that it is disparaging.

For purposes of this subsection 17.b.1, the term “disparaging” shall mean any statement or representation (whether oral or written and whether true or untrue) which, directly or by implication, tends to create a negative, adverse, or derogatory impression about the subject of the statement or representation or which is intended to harm the reputation of the subject of the statement or representation.

2.	In addition to the relief described in any other agreement that governs your noncompetition with Honeywell, your nonsolicitation of Honeywell’s employees, customers, suppliers, business partners and vendors, and/or your conduct with respect to Honeywell’s trade secrets and proprietary and confidential information, if the Committee determines, in its sole judgment, that you have violated the terms of any such agreement or you have engaged in an act that violates subsection 17.b.1. of this Agreement, (i) any portion of

Exhibit 10.39

the Option you have not exercised (whether vested or unvested) shall immediately be cancelled, and you shall forfeit any rights you have with respect to the Option as of the date of the Committee’s determination, and (ii) you shall immediately deliver to the Company Shares equal in value to the gross amount of any profit you realized upon an exercise of the Option during the period beginning twelve (12) months prior to your Termination of Employment and ending on the date of the Committee’s determination.

3.	Notwithstanding anything in the Plan or this Agreement to the contrary, you acknowledge that the Company may be entitled or required by law, Company policy or the requirements of an exchange on which the Shares are listed for trading, to recoup compensation paid to you pursuant to the Plan, and you agree to comply with any Company request or demand for recoupment.

18.	Special Vesting and Forfeiture Conditions. [DESCRIBE SPECIAL VESTING AND FORFEITURE CONDITIONS, AS APPLICABLE].

19.	Adjustments. Any adjustments to the Option will be governed by Section 5.3 of the Plan.

20.	Restrictions on Exercise. Exercise of the Option is subject to the conditions that, to the extent required at the time of exercise, (i) the Shares covered by the Option will be duly listed, upon official notice of issuance, upon the NYSE, and (ii) a Registration Statement under the Securities Act of 1933 with respect to the Shares will be effective. The Company will not be required to deliver any Common Stock until all applicable federal and state laws and regulations have been complied with and all legal matters in connection with the issuance and delivery of the Shares have been approved by counsel of the Company.

21.	Disposition of Securities. By accepting the Award, you acknowledge that you have read and understand the Company’s policy, and are aware of and understand your obligations under U.S. federal securities laws in respect of trading in the Company’s securities, and you agree not to use the Company’s “cashless exercise” program (or any successor program) at any time when you possess material nonpublic information with respect to the Company or when using the program would otherwise result in a violation of securities law. The Company will have the right to recover, or receive reimbursement for, any compensation or profit realized on the exercise of the Option or by the disposition of Shares received upon exercise of the Option to the extent that the Company has a right of recovery or reimbursement under applicable securities laws.

22.	Plan Terms Govern. The exercise of the Option, the disposition of any Shares received upon exercise of the Option, and the treatment of any gain on the disposition of these Shares are subject to the terms of the Plan and any rules that the Committee may prescribe. The Plan document, as may be amended from time to time, is incorporated into this Agreement. Capitalized terms used in this Agreement have the meaning set forth in the Plan, unless otherwise stated in this Agreement. In the event of any conflict between the terms of the Plan and the terms of this Agreement, the Plan will control unless otherwise stated in this Agreement. By accepting the Award, you acknowledge receipt of the Plan and the prospectus, as in effect on the date of this Agreement.

Exhibit 10.39

23.	Personal Data.

a.	By entering into this Agreement, and as a condition of the grant of the Option, you expressly consent to the collection, use, and transfer of personal data as described in this Section to the full extent permitted by and in full compliance with applicable law.

b.	You understand that your local employer holds, by means of an automated data file, certain personal information about you, including, but not limited to, name, home address and telephone number, date of birth, social insurance number, salary, nationality, job title, any shares or directorships held in the Company, details of all options or other entitlement to shares awarded, canceled, exercised, vested, unvested, or outstanding in your favor, for the purpose of managing and administering the Plan (“Data”).

c.	You further understand that part or all of your Data may be also held by the Company or its Affiliates, pursuant to a transfer made in the past with your consent, in respect of any previous grant of options or awards, which was made for the same purposes of managing and administering of previous award/incentive plans, or for other purposes.

d.	You further understand that your local employer will transfer Data to the Company or its Affiliates among themselves as necessary for the purposes of implementation, administration, and management of your participation in the Plan, and that the Company or its Affiliates may transfer data among themselves, and/or each, in turn, further transfer Data to any third parties assisting the Company in the implementation, administration, and management of the Plan (“Data Recipients”).

e.	You understand that the Company or its Affiliates, as well as the Data Recipients, are or may be located in your country of residence or elsewhere, such as the United States. You authorize the Company or its Affiliates, as well as the Data Recipients, to receive, possess, use, retain, and transfer Data in electronic or other form, for the purposes of implementing, administering, and managing your participation in the Plan, including any transfer of such Data, as may be required for the administration of the Plan and/or the subsequent holding of Shares on your behalf, to a broker or third party with whom the Shares may be deposited.

f.	You understand that you may show your opposition to the processing and transfer of your Data, and, may at any time, review the Data, request that any necessary amendments be made to it, or withdraw your consent herein in writing by contacting the Company. You further understand that withdrawing consent may affect your ability to participate in the Plan.

24.	Discretionary Nature and Acceptance of Award. By accepting this Award, you agree to be bound by the terms of this Agreement and acknowledge that:

Exhibit 10.39

a.	The Company (and not your local employer) is granting your Option. Furthermore, this Agreement is not derived from any preexisting labor relationship between you and the Company, but rather from a mercantile relationship.

b.	The Company may administer the Plan from outside your country of residence and United States law will govern all options granted under the Plan.

c.	Benefits and rights provided under the Plan are wholly discretionary and, although provided by the Company, do not constitute regular or periodic payments.

d.	The benefits and rights provided under the Plan are not to be considered part of your salary or compensation under your employment with your local employer for purposes of calculating any severance, resignation, redundancy or other end of service payments, vacation, bonuses, long-term service awards, indemnification, pension or retirement benefits, or any other payments, benefits or rights of any kind. You waive any and all rights to compensation or damages as a result of the termination of employment with your local employer for any reason whatsoever insofar as those rights result, or may result, from the loss or diminution in value of such rights under the Plan or your ceasing to have any rights under, or ceasing to be entitled to any rights under, the Plan as a result of such termination.

e.	The grant of the Option hereunder, and any future grant of an option under the Plan, is entirely voluntary, and at the complete discretion of the Company. Neither the grant of the Option nor any future grant by the Company will be deemed to create any obligation to make any future grants, whether or not such a reservation is explicitly stated at the time of such a grant. The Company has the right, at any time and/or on an annual basis, to amend, suspend or terminate the Plan; provided, however, that no such amendment, suspension, or termination will adversely affect your rights hereunder.

f.	The Plan will not be deemed to constitute, and will not be construed by you to constitute, part of the terms and conditions of employment. Neither the Company nor your local employer will incur any liability of any kind to you as a result of any change or amendment, or any cancellation, of the Plan at any time.

g.	Participation in the Plan will not be deemed to constitute, and will not be deemed by you to constitute, an employment or labor relationship of any kind with the Company.

25.	Limitations. Nothing in this Agreement or the Plan gives you any right to continue in the employ of the Company or any of its Affiliates or to interfere in any way with the right of the Company or any Affiliate to terminate your employment at any time. Payment of Shares is not secured by a trust, insurance contract or other funding medium, and you do not have any interest in any fund or specific asset of the Company by reason of the Option. You have no rights as a shareowner of the Company pursuant to the Option until Shares are actually delivered you.

Exhibit 10.39

26.	Incorporation of Other Agreements. This Agreement and the Plan constitute the entire understanding between you and the Company regarding the Option. This Agreement supersedes any prior agreements, commitments or negotiations concerning the Option.

27.	Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of the other provisions of the Agreement, which will remain in full force and effect. Moreover, if any provision is found to be excessively broad in duration, scope or covered activity, the provision will be construed so as to be enforceable to the maximum extent compatible with applicable law.

28.	Governing Law. The Plan, this Agreement, and all determinations made and actions taken under the Plan or this Agreement shall be governed by the internal substantive laws, and not the choice of law rules, of the State of Delaware and construed accordingly, to the extent not superseded by applicable federal law.

29.	Acknowledgements. By accepting this Agreement, you agree to the following: (i) you have carefully read, fully understand and agree to all of the terms and conditions described in this Agreement, the Plan, the Plan’s prospectus and all accompanying documentation; and (ii) you understand and agree that this Agreement and the Plan constitute the entire understanding between you and the Company regarding the Option, and that any prior agreements, commitments or negotiations concerning the Option are replaced and superseded.

30.	Award Acceptance. To retain this Award, you must accept it by signing the Agreement below and, by signing this Agreement, you will be deemed to consent to the application of the terms and conditions set forth in this Agreement and the Plan.

I Accept:

Date
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